Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13D, dated December 18, 2020, with respect to the common stock of WETOUCH TECHNOLOGY INC. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. Each of the undersigned agrees to be responsible for the timely filing of this Statement, and for the completeness and accuracy of the information concerning itself contained therein. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date written below.

Date: December 18, 2020

/s/ Guangde Cai
Guangde Cai

Qihong Technology (Samoa) Ltd

By:	/s/ Guangde Cai
Name:	Guangde Cai, Director

Qixun Technology (Samoa) Ltd

By:	/s/ Jiaying Cai
Name:	Jiaying Cai, Director